Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No. 333-114744 and No. 333-98933 on Form S-8 of our report dated June 25, 2021 appearing in this Annual Report on Form 11-K of the AB Car Rental Services, Inc. Retirement Savings Plan For Bargaining Hourly Employees as of December 31, 2020 and 2019 and for the year ended December 31, 2020.

/s/ CohnReznick LLP

Parsippany, New Jersey
June 25, 2021